                                                                     EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT
                           ------------------------

   AGREEMENT made this 24th day of February, 1998 among NAB Asset Corporation, (the "Purchaser") and the following persons (collectively, the "Sellers"):
Charles E. Bradley ("Bradley, Sr."); Charles E. Bradley, Jr. ("Bradley, Jr.") and John G. Poole ("Poole").

                              W I T N E S S E T H

   WHEREAS, the Sellers are the owners of 92.5% of the issued and outstanding shares of the capital stock of Stanwich Holdings, Inc. (the "Company"), said shares being sometimes hereinafter referred to collectively as the "Shares"; and

   WHEREAS, the Company is the owner of all the issued and outstanding shares of Stanwich Financial Services Corp., f/k/a Settlement Services Treasury Assignments, Inc. ("SFSC"), such shares being sometimes hereinafter referred to as the "SFSC Shares"; and

   WHEREAS, the Company and SFSC are sometimes referred to collectively in this Agreement as the "Companies" and

   WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase, the Shares upon the terms and conditions hereinafter set forth;

   NOW, THEREFORE, in consideration of the covenants and mutual agreements contained in this Agreement and in reliance upon the representations and warranties hereinafter set forth, the parties hereby agree as follows:

   Section 1.  Transfer of Stock; Consideration.

        1.1 Transfer of Stock. Subject to all of the terms and conditions hereof, each Seller hereby agrees to sell, assign, transfer and deliver the Shares to the Purchaser on the Closing Date (as hereinafter defined) that number of Shares as is set forth opposite his name in the following table:

                      Name of Seller        No. of Shares
                      --------------        -------------

                      Bradley, Sr.              4,250
                      Bradley, Jr.              4,250
                      Poole                       750

        1.2 Consideration for the Stock. In consideration of the sale of the Shares to the Purchaser, and subject to all of the terms and conditions hereof, the Purchaser hereby agrees to purchase the Shares on the Closing Date for an aggregate purchase price of Three Million One Hundred Sixty-nine Thousand One Hundred Sixty-Five Dollars ($3,169,165) (the "Stock Purchase Price"). The portion of the Stock Purchase Price payable to each Seller is as set forth in the following table:

        Name of Seller                    Amount
        --------------                    ------
        Bradley, Sr.                      $1,456,103
        Bradley, Jr.                      $1,456,103
        Poole                             $  256,959
                                          ----------
                       Total:             $3,169,165

     The Stock Purchase Price shall be payable as follows: On the Closing Date, the Purchaser shall deliver its promissory notes to the Sellers, substantially in the form attached hereto as Exhibit 1.2 (the "Notes"), dated the Closing Date
                               -----------
and appropriately completed and executed. The principal amounts of the Notes shall be the respective amounts indicated in the preceding table.

        1.3  Adjustment to Purchase Price

        (a) If SFSC's cumulative pre-tax income for the period from May 21, 1997 through January 31, 2003 is less than $21,050,000, then, in such case, the Stock Purchase Price shall be reduced by an amount equal to the lesser of (i) 85.65% of the amount by which $21,050,000 exceeds such cumulative pre-tax income, (ii) $2,369,165 and (iii) the sum of the principal amounts outstanding under the Notes as of the date on which the Purchaser gives the Sellers notice of the determination of such cumulative pre-tax income. Such cumulative pre-tax income shall be determined in accordance with generally accepted accounting principles consistently applied.

        (b) If a Sale of the Business occurs and the fair value of the aggregate consideration received by the Purchaser (or any subsidiary of the Purchaser) in respect thereof is less than $3,700,000, then, in such case, the Stock Purchase Price shall be reduced by an amount equal to the lesser of (i) 85.65% of the amount by which $3,700,000 exceeds such fair value, (ii) $2,369,165 and (iii) the sum of the principal amounts outstanding under the Notes as of the date of the last sale constituting a part of the Sale of the Business. As used in this Agreement, the term "Sale of the Business" means any of the following occurring after the Closing Date and prior to January 1, 2003: (A) a sale of all of the outstanding shares of the capital stock of SFSC by the Purchaser or any subsidiary of the Purchaser to a third party (which is not directly or indirectly affiliated with the Purchaser) in a bona fide, arms-length transaction or a series of related transactions or (B) a sale of all or substantially all of the assets of SFSC in a bona fide, arms-length transaction or a series of related transactions. In the case of a sale of all or substantially all of the assets of SFSC, for purposes of this Section 2.3(b), the aggregate consideration received shall not include the amount of any liabilities of SFSC that are assumed by the buyer of such assets.

        (c) If the Stock Purchase Price is reduced pursuant to Section 2.3(a) or
Section 2.3(b) (a "Price Reduction"), then, in, such case, the Price Reduction shall be effected as follows: (i) the principal of the Note issued to Bradley, Sr. shall be reduced by 45.95% of the Price Reduction, (ii) the principal of the
Note issued to Bradley, Jr. shall be reduced by 45.95% of the Price Reduction and (iii) the Note issued to Poole shall be reduced by 8.1% of the Price Reduction. Any such reduction in the principal of the Notes shall be made retroactively to the Closing Date for all purposes, including for the purpose of calculating interest under the Notes.

        1.4 Mandatory Prepayment of Notes. If a Sale of the Business occurs, the Purchaser shall be obligated to prepay the Notes within five business days after each date on which cash consideration is received by it (or any of its subsidiaries) in respect thereof, including, without limitation, any cash payments made on or in respect of promissory notes or other forms of deferred payment obligations issued or incurred by the applicable buyer in connection with the Sale of the Business. The amount of such prepayment shall be the lesser of (i) 85.65% of the amount of cash consideration so received or (ii) the sum of the principal amounts outstanding under the Notes on the date of such receipt of cash consideration (after giving effect to any reduction required to be made pursuant to Section 1.3(c)).

        1.5 Pro Rata Payment of Notes. Each Seller shall be entitled to receive, on each date on which Note Payments are made, an amount equal to the amount of such Note Payments multiplied by his Applicable Percent, rounded to the nearest cent. As used in this Section 2.5, (i) the term "Note Payments" means the aggregate amount of payments made by the Purchaser on any date under the Notes and (ii) the term "Applicable Percent" means (A) in the case of Bradley, Sr. and Bradley, Jr., 45.95% and (B) in the case of Poole, 8.1%.

Section 2.  Representations and Warranties of the Seller.

        Except as otherwise disclosed in the Disclosure Schedule dated the date hereof and delivered to the

Purchaser, the Sellers represent and warrant to the Purchaser, as of the date hereof and as of the Closing Date, as a material inducement to the Purchaser to enter into and perform its obligations under this Agreement, as follows, it being understood that all such representations and warranties contained in Sections 2.1 through 2.19, inclusive, hereof are subject to the exceptions thereto which are set forth in the Disclosure Schedule.

        2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SFSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island.

        2.2 Authority of the Company to do Business. Each of the Company and SFSC is duly licensed and qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions wherein the ownership of its property or the conduct of its business requires such licensing and qualification and where the failure to so qualify would have a material adverse impact on it, which jurisdictions are listed in the Disclosure Schedule. Each of the Company and SFSC has all requisite power and authority to own and operate its assets and to conduct its business in the manner and in the jurisdictions where it is now conducted.

        2.3 Capitalization. The authorized, issued and outstanding capital stock, including the ownership thereof, of the Companies are as set forth in the Disclosure Schedule. All of such outstanding stock has been duly authorized and validly issued, is fully paid and nonassessable with no personal liability attaching to the ownership thereof and is owned free and clear of any security interest, claim, lien, pledge, option, encumbrance or restriction whatsoever.

        2.4 Rights, Warrants, Option. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding, to purchase or to otherwise acquire any shares of stock, or securities or obligations of any kind convertible into any shares of stock, of any class of the Company or of SFSC.

        2.5 Description of Business. The Company's only business has been to acquire and hold the SFSC Shares. SFSC's business is described in the Disclosure Schedule.

        2.6 Financial Statements. The Sellers have provided the Purchaser with copies of (i) SFSC's financial statements as of and for the year ended December 31, 1996, as audited by Smith, Adcock and Company (the "Audited Financials") and (ii) preliminary balance sheets and income statements of the Companies as of and for the year ended December 31, 1997 (the "1997 Financials")

        The Audited Financials, including the respective notes thereto, (i) are in accordance with the books and records of the SFSC; (ii) present fairly the financial condition of SFSC as of the period then ended in accordance with generally accepted accounting principles; and (iii) except as indicated in the notes to such financial statements, have been prepared in all material respects in accordance with generally accepted accounting principles consistently applied with prior periods. The 1997 Financials are in accordance with the Companies' books and records and, except for accrual of general administrative expenses as of December 31, 1997 (not exceeding $25,000) and except for reclassification of certain loans to Bradley, Sr. as loans to or investments in certain other related party businesses, present fairly the financial condition of the Companies as of the period then ended in accordance with generally accepted accounting principles.

        2.7 Absence of Undisclosed Liabilities. To the Sellers' knowledge, the Companies have no liability, commitment or obligation, not shown and adequately disclosed or provided for in the 1997 Financial Statements or in the Disclosure Schedule, except for liabilities incurred since December 31, 1997 in the ordinary course of business in amounts usual and normal, both individually and in the aggregate, for the Companies and except for the accrual of up to $25,000 of general administrative expenses referred to in Section 2.5.

        2.8 Outstanding Debt. The Companies have no outstanding indebtedness for borrowed money (which term does not include credit extended by suppliers of goods or services), except as reflected on the 1997 Statements.

        2.9 Tax Returns and Payment. All of the tax returns and reports of the Companies required by law to be filed have been duly filed and all taxes and other charges shown due thereon have been paid. All deposits required for unpaid federal, state and local withholding, unemployment and social security taxes have been made as due.

        2.10 No Material Adverse Changes. Since December 31, 1997, neither the business, operations, property nor affairs of the Companies have been materially adversely affected by any occurrence or development, whether or not insured against, and the Sellers have no knowledge of any threatened occurrence or development that would materially adversely affect the properties or assets, or the business, operations or affairs of the Companies, other than any occurrence or development which is generally known to the public.

        2.11 Title to Assets. The Companies have good and marketable title to all of their assets including without limitation those reflected on the Base Financial Statements (other than property and assets disposed of in the ordinary course of business since the date of such financial statements), free and clear of any security interests, liens, charges or encumbrances whatsoever, except imperfections of title which are not substantial in character, amount or extent and which do not detract from the value of or interfere with the use or marketability of the assets subject thereto or affected thereby or otherwise impair the business operations of the Companies.

        2.12 Employee Benefit Plans. The Companies do not have any employee benefit plans.

        2.13 Accounts Receivable. All notes receivable of SFSC shown on the 1997 Financials or thereafter acquired arose in the ordinary course of business, are validly due and owing (except to the extent collected since December 31, 1997), are subject to no offsets or counterclaims and are current in payment.

        2.14  Contracts.

        (a) The Disclosure Schedule includes a list of all material contracts to which either of the Companies is a party. The Companies have performed in all material respects all the obligations under such contracts required to be performed by them to date, and neither the Companies, nor to the Sellers' knowledge, any other party, is in default under any such contract. There are no amendments to or modifications of any of such contracts which are not described in the Disclosure Schedule and each contract is considered valid and binding on the parties thereto in accordance with its terms.

        (b) The Company has delivered to the Purchaser true and complete copies of all the material contracts and, to the Sellers' knowledge, each thereof is valid and binding on the parties thereto in accordance with its terms.

        2.15 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Sellers, threatened in any court or before any governmental agency or instrumentality against or affecting the Companies or the business, financial condition or properties or assets of the Companies, or which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof. The Companies have not been charged with, or, to the knowledge of the Sellers, are they threatened with or under an investigation with respect to, any charge concerning any violation of any provision of any federal, state or local law, regulation, ordinance, order or administrative ruling, and the Companies are not in default with respect to any order, writ, injunction or decree of any court, agency or instrumentality.

        2.17 Officers, Directors and Employees. The Disclosure Schedule contains the names of all incumbent directors and officers of the Company. The Companies have no salaried employees.

        2.18 Authority; No Conflict; Consents. The Sellers have the right, power, legal capacity and authority to enter into, deliver and perform this Agreement and any other agreements and instruments contemplated hereby, and this Agreement and all such agreements are, or upon the execution thereof will be, valid and binding upon and enforceable against the Sellers in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of, or result in the breach of or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body having jurisdiction as against any Sellers and/or the Companies, the Certificate of Incorporation or By-laws of either of the Companies, or any agreement or indebtedness to which either of the Companies or any Seller is a party or by which any of them may be bound, or of any order, judgment or decree applicable to any of them or result in the creation of any claim, lien, charge or encumbrance upon any of the property or assets of the Companies or upon the Shares or the SFSC Shares. No consent, approval, authorization or declaration of, designation by or filing with any governmental authority or other person or entity on the part of any Seller or the Companies is required in connection with the valid execution, delivery or performance of this Agreement, the sale of the Shares or the consummation of any other transaction contemplated hereby.

        2.19 Disclosure. No representation or warranty of the Sellers herein, and no written statement, report or certificate furnished or to be furnished by or on behalf of the Sellers to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

Section 3.  Representations and Warranties of the Purchaser.

        The Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

        3.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Purchaser is qualified to do business and is in good standing as a foreign corporation in the State of California.

        3.2 Authority; No Conflicts, Consents. The Purchaser has the right, power, legal capacity and authority to enter into, deliver and perform this agreement and any other agreements and instruments contemplated hereby, and this Agreement and all such other agreements and instruments are, or upon the execution thereof will be, valid and binding upon and enforceable against the Purchaser in accordance with their respective terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of, or result in the breach of or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body having jurisdiction as against Purchaser, the Articles of Incorporation or By-Laws of Purchaser, or any agreement or indebtedness to which Purchaser is a party or by which it may be bound, or of any order, judgment or decree applicable to it or result in the creation of any claim, lien, charge or encumbrance upon any of the property or assets of Purchaser.

        3.3 Disclosure. None of the representations or warranties by the Purchaser contained herein or in any of the written materials furnished or to be furnished by the Purchaser in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

Section 4.  Covenants of the Sellers.

        The Sellers covenant and agree with the Purchaser that they will perform or will cause the Companies to perform the following between the date of this Agreement and the Closing Date.

        4.1 Access. The Companies shall give the Purchaser and its lenders, counsel, accountants and other representatives full access during normal business hours to all of their properties, books, contracts and records, and the Companies will furnish the Purchaser with all such documents, copies of documents (certified if required) and information concerning the affairs of the Companies as the Purchaser may from time to time reasonably request.

        4.2 Conduct Prior to Closing Date. Except as otherwise contemplated by this Agreement or permitted by the prior written consent of the Purchaser, but without making any commitment on the Purchaser's behalf, the Seller shall cause the Companies to conduct their business and operations only in the ordinary course.

Section 5.  Conditions to Closing by the Purchaser.

        The obligations of the Purchaser under this Agreement are, at the option of the Purchaser, subject to the satisfaction, at or prior to the Closing Date, of the conditions set out below in this Section 5. The Purchaser may waive any or all of these conditions in whole or in part without prior notice; provided,
                                                                     --------
however, that no such waiver of a condition shall constitute a waiver by the
-------
Purchaser of any of its other rights or remedies, at law or in equity, if the Sellers shall be in default of any of Sellers' representations, warranties or covenants under this Agreement.

        5.1 Proceedings Correct. All proceedings taken in connection with the transactions contemplated hereby and all instruments and documents incident thereto shall be satisfactory in form and substance to the Purchaser and its counsel.

        5.2 Representations and Warranties Correct. The representations and warranties of the Sellers made in this Agreement or made by the Sellers in any document or certificate delivered to the Purchaser pursuant hereto shall be true and correct on and as of the Closing Date.

        5.3 Full Performance. Each Seller shall have fully performed and complied with all covenants, terms and agreements to be performed and complied with by him on or before the Closing Date.

        5.4 Corporate Documents Delivered. The Purchaser shall have received evidence satisfactory to it that the complete and correct minute books, Certificates of Incorporation, By-Laws, financial and other corporate records and the corporate seal of the Companies are in the possession of an officer or officers of the Companies designated by the Purchaser.

        5.5 Certificates. The Purchaser shall have received such other certificates, documents and instruments as its counsel shall reasonably request.

        5.6 Termination of CPS Option. Consumer Portfolio Services, Inc. ("CPS") shall have terminated all options held by it to purchase any of the Shares and the SFSC Shares.

        5.7 Board Approval. The Purchaser's Board of Directors shall have approved the execution and delivery of this Agreement and the performance of the Purchaser's obligations hereunder.

Section 6.  Conditions to Closing by the Sellers.

        The obligations of the Sellers under this Agreement are, at the option of the Sellers, subject to the satisfaction, at or prior to the Closing Date, of the conditions set forth below in this Section 6. Any Seller may waive any or all of these conditions in whole or in part without prior notice; provided,
                                                                  --------
however, that no such waiver of a condition shall constitute a waiver by such
-------
Seller of any of such Seller's rights or remedies, at law or in equity, if Purchaser shall be in default of any of its representations, warranties or covenants under this Agreement.

        6.1 Proceedings Correct. All proceedings taken in connection with the transactions contemplated hereby and all instruments and documents incident thereto shall be satisfactory in form and substance to the Seller and his counsel.

        6.2 Representations and Warranties. The representations and warranties of the Purchaser made in this Agreement or in any other document or certificate delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

        6.3 Full Performance. The Purchaser shall have fully performed and complied with all covenants and agreements to be performed and complied with by the Purchaser on or before the Closing Date.

        6.4 Certificates. The Sellers shall have received such other certificates, documents and instruments as its counsel shall reasonably request.

Section 7.  Closing.

        7.1 Closing Date. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place at 8:30 A.M., local time, at the offices of Stanwich Partners, Inc., One Stamford Landing, 62 Southfield Avenue, Stamford, Connecticut 06902 on March 2, 1998 or at such other time and date or at such other place as may be mutually approved in writing by the parties hereto. The date and time of the Closing are herein referred to as the "Closing Date".

        7.2 Obligations at Closing. On the Closing Date, (a) the Sellers shall deliver to the Purchaser, in accordance with Section 1.1, duly issued Certificates for all of the Shares, duly endorsed or with executed stock powers attached, transferring the Shares to the Purchaser and; (b) the Purchaser shall deliver the Notes to Sellers in accordance with Section 1.2.

        7.3 Effective Date. The transactions contemplated by this Agreement shall be effective as of the Closing Date, for tax and accounting purposes.

Section 8.  Indemnification; Right of Setoff

        8.1 Indemnity by Sellers. Subject to Sections 8.2 through 8.6, from and after the Closing, the Sellers shall indemnify and hold the Purchaser harmless from and against, and will pay to the Purchaser upon demand, 85.65% of any loss, demand, claim, damage, liability, cost or expense (including reasonable attorneys' fees), which is sustained or suffered by the Purchaser due to, or resulting from, or the existence of which would constitute, a breach or default in the performance of any agreement or covenant, or a breach or inaccuracy of any representation or warranty made or given in this Agreement by the Sellers; provided, however, that the Seller shall have no liability under
             --------  -------
this Section 8.1 for or in respect of breaches or inaccuracies of or in the representations and warranties of the Sellers contained in this Agreement unless and until the aggregate amount of all such losses, demands, claims, damages, liabilities, costs and/or expenses resulting from or in respect of such breaches or inaccuracies exceeds $15,000, and, in such event, subject to Sections 8.2 through 8.6 and the last sentence of this Section 8.1, the Sellers shall be liable for 85.65% of the excess. In addition, the Sellers shall indemnify the Purchaser from and against all costs and expenses, including reasonable attorneys' fees, incurred by the Purchaser in enforcing the indemnities provided for in this Section 8.1. Notwithstanding the foregoing, the aggregate amount of indemnity or indemnities under this Section 8.1 shall not exceed the amount of the Stock Purchase Price, as the same may be reduced pursuant to Section 1.3.

        8.2 Notice of Third Party Claims. If the Purchaser is entitled to and seeks indemnification under Section 8.1, it shall give to the Sellers prompt written notice of any third party claim against the Purchaser or the Company, for which a claim against the Sellers is to be made for indemnification hereunder, specifying the nature of such claim. The Sellers shall have the right to participate at their own expense in defense of any such claim or its settlement, and the Purchaser shall permit the Sellers, upon the Sellers' providing adequate security or other assurance reasonably satisfactory to the Purchaser, to take over the investigation, defense and settlement of any such claim (collectively, the "Defense") with counsel reasonably satisfactory to the Purchaser. The Purchaser may continue to participate in, and shall be responsible for all expenses (including attorneys' fees) incurred by it in connection with, the Defense of such claim after the Sellers take over such Defense. The Sellers shall not be liable for settlement of any claim or action effected without its consent unless the withholding of such consent is unreasonable.

        8.3 Limitation of Liability. The liability of any Seller to the Purchaser under this Agreement, including (without limitation) Section 8.1, shall not at any time exceed the amounts then due under the Note issued to such Seller.

        8.4 Setoff; Exclusive Remedy. In the event that the Sellers become obligated to indemnify the Purchaser pursuant to Section 8.1, the Purchaser shall be entitled to enforce or collect such indemnity only by setoff against the Notes (which right of setoff is hereby granted by the Sellers to the Purchaser), and the Purchaser shall not be entitled to proceed or have resort against any other assets of the Sellers. The aggregate amount of any such setoff in respect of any claim for indemnity shall be applied as follows: 45.95% of such amount against the Note issued to Bradley, Sr.; 45.95% of such amount against the Note issued to Bradley, Jr.; and 8.1% of such amount against the
Note issued to Poole. Any setoff in respect of an unmatured claim shall be provisional until such time as the claim matures and it is finally determined whether and to what extent the Sellers have indemnity obligations to the Purchaser in respect of such claim. If it is finally determined that the amount setoff is in excess of the indemnity obligations of the Sellers in respect of such claim, the Purchaser shall pay to the Sellers, within thirty (30) days after the date of such final determination, an amount sufficient to bring the Purchaser's obligations (with respect to both principal and interest payments) under the Notes current after giving effect to the proper amount of such setoff (and the timing thereof) as so finally determined.

        8.5 Limitation of Actions. Notwithstanding any statute of limitations, no action, suit or proceeding claiming indemnification under
Section 8.1 may be commenced on a date later than the date on or by which all of the Notes have been paid in full.

        8.6 Exclusive Source of Claims. The Purchaser shall not be entitled to assert any claim or bring any action against the Sellers arising under this Agreement or relating to the subject matter hereof other than pursuant to this
Section 8.

Section 9.  Transactions After the Closing Date

        9.1 Confidentiality. Each of the Sellers covenants and agrees that, after the Closing Date, he will keep confidential and not disclose to any person or use for his own benefit any information relating to the Companies except information which is in the public domain and except as he may be legally required to disclose information pursuant to applicable laws and except as may be requested by the Purchaser.

        9.2 Financial Statements. Within 90 days after the end of each fiscal year of SFSC until the Notes are paid in full, the Purchaser shall provide the Sellers with copies of the audited balance sheet and income statement of SFSC as of the end of and for such year.

        9.3 Further Assurances. Each of the parties agrees that it will at any time and from time to time after the closing, upon the request of the other, do all such further things as the other may reasonably request in connection with the performance of their respective covenants and obligations hereunder.

Section 10.  Miscellaneous.

        10.1 Brokers. The Purchaser represents and warrants to the Sellers that there are and will be no claims for brokerage commissions, finders' fees or investment banking fees in connection with the transactions contemplated by this Agreement resulting from any action taken by the Purchaser or its officers, directors or agents. The Sellers represent and warrant to the Purchaser that there are and will be no claims for brokerage commissions, finders' fees or investment banking fees in connection with the transactions contemplated by this Agreement resulting from any action taken by any of the Sellers.

        10.2 Fees and Expenses. Subject to the provisions of Sections 8, the Purchaser and the Sellers shall each defray their own legal and other expense incident to this Agreement and the consummation of the transactions contemplated hereby.

        10.3 Termination. This Agreement may be terminated by the Purchaser, on the one hand or the Sellers, on the other, on or prior to the Closing Date if
(i) the other party has breached any material representation, warranty, covenant or agreement contained in this Agreement or (ii) all material conditions to closing specified in Section 5, if the Purchaser is the terminating party, or in
Section 6, if Sellers are the terminating party, shall not have been satisfied on or by the Closing Date, and such non-compliance shall not have been caused or waived by the terminating party. The Agreement may also be terminated by the written mutual consent of the parties.

        In the event of such termination, (A) each party will redeliver all the documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same, and (B) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party for any reason whatsoever.

        10.4 Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed by first class, registered or certified mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

        (i)  If to the Purchaser:
             NAB Asset Corporation
             2 Ada
             Irvine, CA 92618
             Attention:  President

        (ii) If to the Sellers:
             Charles E. Bradley
             c/o Stanwich Partners, Inc.
             One Stamford Landing
             62 Southfield Avenue
             Stamford, CT 06902

Addresses may be changed by notice in writing signed by the party changing its address and such notice shall be effective only upon receipt by the other party.

        10.5 Entire Agreement. This Agreement, which includes the Disclosure Schedule and the Exhibit 1.2 hereto, contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and this Agreement may not be amended or modified or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

        10.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors in interest and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and/or their respective successors and assigns, any rights, remedies, obligations or liabilities. No rights under this Agreement may be assigned until after the Closing Date without the prior written consent of the party against whom such rights may be enforced.

        10.7 Section Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        10.9 Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to principles of conflicts of laws.

        10.10 Number; Gender. As used herein, plural or singular include each other and pronouns in any gender are to be construed as masculine, feminine or neuter as the context requires.

        IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto on the date first above written.


THE PURCHASER:                                 THE SELLERS:

NAB ASSET CORPORATION


By     /s/ Alan Ferree                         /s/ Charles E. Bradley
   ---------------------------------           -------------------------------
Name:      Alan Ferree                         Charles E. Bradley
      ------------------------------
Title:     Senior Vice President               /s/ Charles E. Bradley, Jr.
       -----------------------------           -------------------------------
                                               Charles E. Bradley, Jr.

                                               /s/ John G. Poole
                                               -------------------------------
                                               John G. Poole

                                                             EXHIBIT 1.2
                                                     To Stock Purchase Agreement

                                PROMISSORY NOTE


$[Amount of Note]                                                   [Issue Date]

        For value received, NAB Asset Corporation (the "Maker"), a Texas corporation, promises to pay to the order of [Name of Holder] (the "Holder"), the principal amount of ___________________ Dollars ($______) in accordance with the terms of this Note.

        1.  Background.  This Note (i) is one of the Notes referred to in a
            ----------
certain Stock Purchase Agreement (the "Agreement") dated February 24, 1998 among the Maker, Charles E. Bradley, Charles E. Bradley, Jr. and John G. Poole, (ii) is issued for the consideration recited therein and (iii) is subject to the terms and provisions thereof, including without limitation, Section 1.3(c) thereof concerning possible reduction of the principal hereof, Section 1.4 thereof concerning mandatory prepayment of this Note under certain circumstances, Section 1.5 thereof concerning pro rata payment of the Notes and
Section 8.4 thereof concerning setoff rights of the Maker.

        2.  Payment of Principal.  The principal of this Note shall be payable
            --------------------
in full on the fifth anniversary of the date hereof.

        3.  Interest.  The unpaid principal of this Note outstanding from time
            --------
to time shall bear interest, beginning as of the date hereof, at an annual rate of seven percent (7%), computed on the basis of a 365-day year and continuing until the principal hereof is repaid in full. On each anniversary of the date of this Note which occurs prior to the payment in full of the principal of this Note, the Maker shall make a payment of interest under this Note in an amount equal to the lesser of (i) the amount calculated pursuant to the first sentence of this numbered paragraph 3 or (ii) [$25,732 in the case of the Notes issued to Bradley, Sr. and Bradley, Jr., and $4,536 in the case of the Note issued to Poole]. On the date on which the principal of this Note is paid in full, the Maker shall pay the balance, if any, of the accrued and unpaid interest under this Note, calculated after giving effect to any reduction in the principal of this Note made pursuant to Section 1.3(c) of the Agreement. In addition, if the principal of this Note is paid in full on a date other than the fifth anniversary of the date hereof, interest shall also be payable on the date of such principal payment.

        4.  Prepayments.  The Maker may prepay this Note in whole or, from time
            -----------
to time, in part without penalty or premium. Reference is made to Section 1.4 of the Agreement concerning mandatory prepayment of the Note under certain circumstances.

        5.  Place of Payments.  All payments of principal and interest under
            -----------------
this Note shall be made to the order of Holder at the address specified in numbered paragraph 13 hereof.

        6.  Default; Acceleration.  Maker agrees that:
            ---------------------

        (i) if any installment of interest under this Note shall not be paid when it is due and payable and such failure to pay is not cured within fifteen (15) days after notice from Holder of such failure to pay; or

        (ii) if Maker shall suffer or permit the filing by or against the Maker of any petition for adjudication, arrangement, reorganization or the like under any bankruptcy or insolvency law (and, in the case of an involuntary proceeding the same is not dismissed within 30 days), make an assignment for the benefit of creditors or suffer or permit the appointment of a receiver for any part of Maker's property, or

        (iii) if the Maker shall sell all or substantially all of its assets in a single transaction or a series of related transactions, or

        (iv)  if the Maker's corporate existence terminates,

then, upon the happening of any such event (specified in items (i), (ii), (iii) and (iv), above), the entire indebtedness and accrued interest thereon due under this Note shall, at the option of the Holder, accelerate and become immediately due and payable without notice, demand, presentment or any other formalities.

        7.   Cost of Collection.  The Maker shall reimburse the Holder for all
             ------------------
reasonable costs and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in collecting any amounts due hereunder.

        8.   Loss, Theft, Destruction or Mutilation of Note.  Upon receipt by
             ----------------------------------------------
the Maker of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note, and of indemnity or security reasonably satisfactory to the Maker, and upon reimbursement to the Maker of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note, if mutilated, the Maker will make and deliver a new note of like tenor in lieu of this Note. Any note made and delivered in accordance with the provision of this paragraph shall be dated as of the date to which interest has been paid on this Note, or if no interest has theretofore been paid on this Note, then dated the date hereof.

        9.   Governing Law.  This Note shall be construed in accordance with and
             -------------
governed by the laws of the State of California, without regard to principles of conflicts of laws.

        10.  Successors and Assigns.  All the covenants, stipulations, promises
             ----------------------
and agreements contained in this Note by or on behalf of the Maker or the Holder and all rights of the Maker or the Holder contained in this Note shall bind or inure to their respective successors, assigns, heirs and personal representatives, whether so expressed or not.

        11.  Cumulative Remedies.  No course of dealing, or any delay or
             -------------------
omission of the Holder to exercise any right or power hereunder (including, without limitation, any right or power arising from any default or failure of performance of the Maker), shall exhaust, impair, waive or otherwise prejudice any such right or power or prevent its exercise. Every right and remedy given to the Holder hereunder, by any and all agreements executed and delivered in connection herewith or by law may be exercised from time to time as often as the Holder may deem expedient. No waiver by the Holder of any such default, whether such waiver be full or partial, shall extend to or be taken to affect any subsequent default, or to impair the rights resulting therefrom except as may be otherwise expressly provided herein. No remedy hereunder is intended to be exclusive of any other remedy but each and every remedy shall be cumulative and in addition to any and every other remedy given hereunder or otherwise existing.

        12.  Headings.  The headings of the paragraphs of this Note are inserted
             --------
for convenience only and shall not be deemed to constitute a part hereof.

        13.  Notices.  All notices, requests, demands and other communications
             -------
hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed by first class, registered or certified mail, return receipt requested, postage and registry fees prepaid, and addressed as follows:

             (a)  If to Maker:

                  NAB Asset Corporation
                  2 Ada
                  Irvine, CA 92618

                  Attention: President

             (b)  If to Holder:

                  [Name and Address of Holder]

Any of the foregoing parties by notice in writing mailed to the other parties may change the name and address to which notices, requests, demands and other communications to it or him shall be mailed.

        IN WITNESS WHEREOF, the Maker has signed this Note by a duly authorized officer and dated it as of the day and year first above written.


                                       NAB ASSET CORPORATION


                                       By:___________________________
                                       Name:_________________________
                                       Title:________________________